                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
-------------------------------------------------------------------------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
           (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No. _________________)(1)


                          GRAPHIC PACKAGING CORPORATION
             -------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    388688103
             -------------------------------------------------------
                                 (CUSIP Number)

                                 AUGUST 8, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [   ] Rule 13d-1 (b)

                             [ X ] Rule 13d-1 (c)

                             [   ] Rule 13d-1 (d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                       Forms

CUSIP NO. 388688103                13G                        Page 2 of 9 Pages

-------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    HWH INVESTMENT PTE LTD
    (NONE)
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                      (b) [ X ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
-------------------------------------------------------------------------------
 NUMBER OF          5.   SOLE VOTING POWER                0

   SHARES           -----------------------------------------------------------

BENEFICIALLY        6.   SHARED VOTING POWER              10,647,000

 OWNED BY           -----------------------------------------------------------

   EACH             7.   SOLE DISPOSITIVE POWER           0

REPORTING           -----------------------------------------------------------

  PERSON            8.   SHARED DISPOSITIVE POWER         10,647,000

  WITH
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,647,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]

-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.37%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                       Forms

CUSIP NO. 388688103                13G                        Page 3 of 9 Pages

-------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    GIC SPECIAL INVESTMENTS PTE LTD
    (NONE)
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                      (b) [ X ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
-------------------------------------------------------------------------------
 NUMBER OF          5.   SOLE VOTING POWER                0

   SHARES           -----------------------------------------------------------

BENEFICIALLY        6.   SHARED VOTING POWER              10,647,000

 OWNED BY           -----------------------------------------------------------

   EACH             7.   SOLE DISPOSITIVE POWER           0

REPORTING           -----------------------------------------------------------

  PERSON            8.   SHARED DISPOSITIVE POWER         10,647,000

  WITH
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,647,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]

-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.37%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                       Forms

CUSIP NO. 388688103                13G                        Page 4 of 9 Pages

-------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
    (NONE)
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                      (b) [ X ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
-------------------------------------------------------------------------------
 NUMBER OF          5.   SOLE VOTING POWER                0

   SHARES           -----------------------------------------------------------

BENEFICIALLY        6.   SHARED VOTING POWER              10,647,000

 OWNED BY           -----------------------------------------------------------

   EACH             7.   SOLE DISPOSITIVE POWER           0

REPORTING           -----------------------------------------------------------

  PERSON            8.   SHARED DISPOSITIVE POWER         10,647,000

  WITH
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,647,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]

-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.37%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                       Forms

CUSIP NO. 388688103                13G                        Page 5 of 9 Pages

-------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    GOVERNMENT OF SINGAPORE
    (NONE)
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [   ]
                                                                      (b) [ X ]
-------------------------------------------------------------------------------
3.  SEC USE ONLY
-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    SINGAPORE
-------------------------------------------------------------------------------
 NUMBER OF          5.   SOLE VOTING POWER                0

   SHARES           -----------------------------------------------------------

BENEFICIALLY        6.   SHARED VOTING POWER              10,647,000

 OWNED BY           -----------------------------------------------------------

   EACH             7.   SOLE DISPOSITIVE POWER           0

REPORTING           -----------------------------------------------------------

  PERSON            8.   SHARED DISPOSITIVE POWER         10,647,000

  WITH
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    10,647,000
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]

-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    5.37%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

     Graphic Packaging Corporation


ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

     Graphic Packaging Corporation
     814 Livingston Court
     Marietta, GA 30067
     United States of America


ITEM 2(a). NAME OF PERSON FILING

     I    HWH Investment Pte Ltd
     II   GIC Special Investments Pte Ltd
     III  Government of Singapore Investment Corporation Pte Ltd
     IV   Government of Singapore


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

     I, II, & III                   168 Robinson Road
                                    #37-01 Capital Tower
                                    Singapore 068912

     IV                    c/o      Government of Singapore Investment
                                    Corporation Pte Ltd
                                    168 Robinson Road
                                    #37-01 Capital Tower
                                    Singapore 068912


ITEM 2(c). CITIZENSHIP

     I, II, III & IV                Singapore


ITEM 2(d). TITLE OF CLASS OF SECURITIES

     Common Stock


ITEM 2(e). CUSIP NUMBER

     388688103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-I (b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

     N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.        [x]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                         Power to Vote            Power to Dispose
                                                                      --------------------     ---------------------
                                               No of Securities
             Person                           Beneficially Owned      Sole(1)    Shared(1)     Sole(1)     Shared(1)
             ------                           ------------------      -------    ---------     -------     ---------
HWH Investment Pte Ltd                            10,647,000             0      10,647,000        0       10,647,000

GIC Special Investments Pte Ltd                   10,647,000             0      10,647,000        0       10,647,000

Government of Singapore
Investment Corporation Pte Ltd                    10,647,000             0      10,647,000        0       10,647,000

Government of Singapore                           10,647,000             0      10,647,000        0       10,647,000

Total(2) (all Reporting Persons)                  10,647,000             0      10,647,000        0       10,647,000


1    HWH Investment Pte Ltd shares power to vote and power to dispose of the
10,647,000 securities beneficially owned by it with GIC Special Investments Pte Ltd, shares power to vote and dispose of the 10,647,000 securities beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd, and shares power to vote and dispose of the 10,647,000 securities beneficially owned by it with the Government of Singapore.

2    The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N.A.


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     N.A.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     N.A.


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998.

(incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



  June 10, 2004              HWH Investment Pte Ltd
----------------
      Date



                             by /s/ Lim Hock Tay
                                ------------------------------------------------
                                Lim Hock Tay
                                Director



                             GIC Special Investment Pte Ltd




                             by /s/ Ng Kin Sze
                                ------------------------------------------------
                                Ng Kin Sze
                                Senior Executive Vice President



                             Government of Singapore Investment
                             Corporation Pte Ltd



                             by /s/ Ng Kin Sze             /s/ Ho Yuit Mun
                                ------------------------------------------------
                                Ng Kin Sze                 Ho Yuit Mun
                                Senior Executive           Assistant Director
                                Vice President



                             Government of Singapore
                             by Government of Singapore Investment
                             Corporation Pte Ltd, its attorney-in-fact



                             by /s/ Ng Kin Sze             /s/ Ho Yuit Mun
                                ------------------------------------------------
                                Ng Kin Sze                 Ho Yuit Mun
                                Senior Executive           Assistant Director
                                Vice President